Exhibit 12.1


                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                    ($000'S)

                                           Nine Months
                                              Ended
                                             9/30/02      2001       2000       1999       1998       1997
                                             --------   --------   --------   --------   --------   --------
Earnings:
  Income from continuing operations          $182,772   $280,688   $306,594   $268,322   $255,247   $251,493
  Income taxes                                119,505    183,136    195,665    133,015    133,452    129,986
  Fixed charges                               127,246    166,939    179,381    179,088    183,398    189,600
                                             --------   --------   --------   --------   --------   --------
     Total earnings                          $429,523   $630,763   $681,640   $580,425   $572,097   $571,079
                                             ========   ========   ========   ========   ========   ========
Fixed Charges:
  Interest charges                           $100,846   $130,525   $141,886   $140,948   $144,695   $150,335
  Amortization of debt discount                 2,129      2,650      2,105      2,084      2,410      2,336
  Estimated interest portion of
     annual rents                              24,271     33,764     35,390     36,056     36,293     36,929
                                             --------   --------   --------   --------   --------   --------
     Total fixed charges                     $127,246   $166,939   $179,381   $179,088   $183,398   $189,600
                                             ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges
  (rounded down)                                 3.37       3.77       3.79       3.24       3.11       3.01
                                             ========   ========   ========   ========   ========   ========